Exhibit (m)(i) under Form N-1A
                                          Exhibit 1 under Item 601/ Reg. S-K

                        GOLDEN OAK(R) FAMILY OF FUNDS
                             DISTRIBUTION PLAN

         This Distribution Plan ("Plan") is adopted as of the 1st day of June, 2002, by the Board of Trustees of GOLDEN OAK(R) FAMILY OF FUNDS (the "Trust"), a Delaware business trust with respect to certain classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

   1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").

   2. This Plan is designed to finance activities of Edgewood Services, Inc. ("ESI") principally intended to result in the sale of Shares to include: (a) providing incentives to financial institutions ("Financial Institutions") to sell Shares; (b) advertising and marketing of Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Financial Institutions; (c) providing shareholder assistance and communicating or facilitating purchases and redemptions of shares; and (d) implementing and operating the Plan. In compensation for services provided pursuant to this Plan, ESI will be paid a fee in respect of the following Classes set forth on the applicable exhibit.

   3. Any payment to ESI in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and ESI. Any payments made by ESI to Financial Institutions with funds received as compensation under this Plan will be made pursuant to the "Financial Institution Agreement" entered into by ESI and the Institution.

   4. ESI has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.

   5. Quarterly in each year that this Plan remains in effect, ESI shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

   6.   This Plan shall become effective with respect to each Class
        (i) after approval as required by Rule 12b-1 under the Act as in effect on the date of the execution hereof; and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

   7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

   8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

   9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in
        Section 2(a)(42) of the Act.

   10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested
        Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section
        2(a)(42) of the Act; or (c) by ESI on 60 days' notice to the
        Trust.

   11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

   12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

   13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.


                                 EXHIBIT A
                                   to the
                             Distribution Plan
                        GOLDEN OAK(R) FAMILY OF FUNDS

                             Class A Shares of:

                        Golden Oak(R) Growth Portfolio
               Golden Oak(R) Intermediate-Term Income Portfolio
                 Golden Oak(R) International Equity Portfolio
                Golden Oak(R) Michigan Tax Free Bond Portfolio
            Golden Oak(R) Prime Obligation Money Market Portfolio
                   Golden Oak(R) Small Cap Value Portfolio
                        Golden Oak(R) Value Portfolio


         This Distribution Plan is adopted by GOLDEN OAK(R) FAMILY OF FUNDS with respect to the Class of Shares of the portfolios of the Trust set forth above.

         In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of the Class A Shares of Golden Oak(R) Family of Funds held during the month.

         Witness the due execution hereof this 1st day of June, 2002.



                                    GOLDEN OAK(R) FAMILY OF FUNDS


                                    By:  /s/ James E. Ostrowski
                                    Name:  James E. Ostrowski
                                    Title:  Vice President